Exhibit 99.1
Phoenix Technologies Ltd. Reports Fourth Quarter And Full Fiscal Year 2009 Financial Results
MILPITAS, CA., October 22, 2009 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the leader in PC 3.0™ products, services and embedded technologies, today reported financial results for the fourth quarter and full fiscal year ended September 30, 2009, including:
•	Total revenues of $67.7 million for fiscal year 2009, compared to $73.7 million for fiscal year 2008;

•	Fiscal year 2009 GAAP net loss of ($75.3 million), or ($2.50) per share, compared to a net loss of ($6.2 million), or ($0.23) per share for fiscal year 2008;

•	Fiscal year 2009 non-GAAP net loss, adjusted to exclude charges for amortization of intangible assets, restructuring charges, stock-based compensation, and impairment of goodwill and intangible assets, of ($15.9 million), or ($0.53) per share, compared to non-GAAP net income of $7.6 million, or $0.26 per diluted share for fiscal year 2008;

•	Positive cash flow from operations of $4.8 million for fourth quarter 2009; and

•	Cash and short-term investment balances, as of September 30, 2009, of $35.1 million, compared to $37.7 million at September 30, 2008 and $18.9 million at June 30, 2009.
President and CEO Woody Hobbs stated, “During fiscal year 2009 we made significant progress on our PC 3.0 products and the related market development initiatives, as evidenced in part by the announcement yesterday of our agreement with Samsung to make all-day, instant-on, always connected, secure technology available on their notebook and netbook products.”
“The combined effect of the macro-economic slowdown over the past year and a reduction in product pricing across the PC ecosystem impacted our core business revenues and delayed the introduction and roll out of our new products, but did not deter us from the ongoing pursuit of new revenues from new sources. We have invested in, built and marketed our new technologies successfully and our PC 3.0 architecture now spans mobile and personal computing, as well as many consumer devices. Our flagship products, HyperSpace™ and FailSafe™, have received wide industry acclaim and acceptance by major OEMs and ODMs, and we expect to begin to see revenues from these accomplishments in the upcoming quarters. Phoenix is in an optimal position to be a major beneficiary of a recovery in portable device shipment levels which we believe will underpin our core revenues as well as enhance our opportunity for significant revenues from our new products.”

“We are particularly encouraged by the growing demand for ‘instant–on’ computing and we feel strongly that the technological enhancements we are working on in our BIOS products, particularly including substantial improvements in boot speed, have the potential to improve both our market share and margins in core system software.”
Mr. Hobbs concluded, “Our operating expenses remained well under control through the fourth quarter and were in line with the prior quarter. We achieved positive cash flow from operations for the fourth quarter and with our recent registered direct common stock offering which raised net proceeds of approximately $12.0 million, we closed the year with cash balances of $35.1 million, an increase of $16.2 million from our balances at June 30, 2009. We will continue to aggressively manage internal costs during the upcoming fiscal year.”
Fiscal Year 2009 Financial Summary
Total revenues for the fiscal year ended September 30, 2009 were $67.7 million, compared with $73.7 million for the fiscal year ended September 30, 2008. Gross margin for fiscal year 2009 was $43.2 million (after intangible asset impairment charges of $11.9 million), compared to gross margin of $63.9 million for fiscal year 2008. Operating expenses for fiscal year 2009 were $114.4 million (including goodwill impairment charges of $32.9 million), compared to operating expenses of $65.7 million for fiscal year 2008. Net loss for fiscal year 2009 was ($75.3) million, or ($2.50) per share, compared to a net loss of ($6.2) million, or ($0.23) per share, for fiscal year 2008.
The Company ended fiscal year 2009 with cash and equivalents of $35.1 million. On July 2, 2009 the Company completed a registered direct sale of common stock, generating net proceeds to the Company of approximately $12.0 million.
Fourth Quarter Fiscal 2009 Financial Summary
Total revenues for the fourth quarter of the fiscal year ended September 30, 2009 were $17.2 million, compared with $20.0 million for the fourth quarter of the fiscal year ended September 30, 2008. Gross margin for the fourth quarter of fiscal year 2009 was $14.8 million, compared to gross margin of $16.7 million for the fourth quarter of fiscal year 2008. Operating expenses for the fourth quarter of fiscal year 2009 were $18.6 million, compared to operating expenses of $20.3 million for the fourth quarter of fiscal year 2008. Net loss for the fourth quarter of fiscal year 2009 was ($5.0) million, or ($0.15) per share, compared to a net loss of ($4.6) million, or ($0.16) per share, in the comparable year-ago period.
Non-GAAP net loss (adjusted to exclude charges for amortization of intangible assets, restructuring charges, stock-based compensation, and impairment of goodwill and intangible assets) for the fourth quarter of fiscal year 2009 was ($2.4) million, or ($0.07) per share, compared to non-GAAP net income of $0.3 million, or $0.01 per diluted share for the fourth quarter of fiscal year 2008.
Conference Call
The Company will conduct its regularly scheduled financial announcement conference call today at 5:30 a.m. PT (8:30 a.m. ET). To participate in the conference call, please dial 877-941-1465 toll free from the U.S., or 480-629-9678 for international callers. Investors may also access a live audio web cast of this conference call on the investor relations section of the Company’s website at http://investor.phoenix.com/webcasts.cfm.
A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available for 90 calendar days. An audio replay will also be available approximately one hour after the conclusion of the call and will be made available through Thursday, November 5, 2009. The audio replay can be accessed by dialing 800-406-7325 toll free from the U.S., or 303-590-3030 for international callers, and entering access ID number 4175275.
About Phoenix Technologies
Phoenix Technologies Ltd., the leader in PC 3.0(TM) products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, and eSupport.com — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has 139 technology patents and 65 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Use of Non-GAAP Financial Information
To supplement Phoenix’s consolidated condensed financial statements presented on a GAAP basis, Phoenix also presents non-GAAP net income (loss) information in this press release. In addition to the charges associated with the impairment of goodwill and intangible assets recorded during the quarter ended March 31, 2009, the adjustments in the current period consist principally of stock compensation expense as required according to SFAS 123(R), restructuring and related asset impairment charges primarily associated with reductions in force and the closures of the Company’s facilities in Tel Aviv, Israel, Hyderabad, India and Shanghai, China, and the amortization of intangible assets. These non-GAAP adjustments, as well as management’s reasons for providing non-GAAP information, are more fully described in the reconciliation between net loss on a GAAP basis and non-GAAP net income (loss) provided in the financial statements that accompany this press release.
Safe Harbor
The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, revenue growth for our core and new products, industry and consumer interest in and acceptance of our new products, recovery of the market for portable devices and our ability to control expenses. These statements involve risk and uncertainties, including: demand for our products and services in adverse economic conditions; our dependence on key customers; our ability to enhance existing products and develop and market new products and technologies successfully; our ability to achieve and maintain profitability and positive cash flow from operations; our ability to meet our capital requirements in the future; our ability to attract and retain key personnel; product and price competition in our industry and the markets in which we operate; our ability to successfully compete in new markets where we do not have significant prior experience; our ability to maintain the average selling price of our core system software for Netbooks; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; our ability to generate additional capital on terms acceptable to us; timing of payment by our customers; risks associated with any acquisition strategy that we might employ; costs and results of litigation; failure to protect our intellectual property rights; changes in our relationship with leading software and semiconductor companies; the rate of adoption of new operating system and microprocessor design technology; the volatility of our stock price; risks associated with our international sales and operating internationally, including currency fluctuations, acts of war or terrorism, and changes in laws and regulations relating to our employees in international locations; whether future restructurings become necessary; our ability to complete the transition from our historical reliance on paid-up licenses to volume purchase license agreements and pay-as-you-go arrangements; fluctuations in our operating results and our ability to manage expenses consistent with our revenues; the effects of any software viruses or other breaches of our network security; our ability to convert free users to paid customers and retain customers for our subscription services; unauthorized access to confidential customer information; defects or errors in our products and services; consolidation in the industry in which we operate; end user customers’ high-speed access to the internet and continued maintenance and development of the internet infrastructure; risk associated with use of open source software; our dependence on third party service providers; any material weakness in our internal controls over financial reporting; changes in financial accounting standards and our cost of compliance; business disruptions due to acts of war, power shortages and unexpected natural disasters; trends regarding the use of the x86 microprocessor architecture for personal computers and other digital devices; changes in our effective tax rates; and validity of our tax positions. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Investor Relations Contacts:
Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor_relations@phoenix.com
The Piacente Group, Investor Relations
Kristen McNally or Brandi Floberg
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	September 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$35,062	$37,721
Accounts receivable, net of allowances	6,505	6,246
Other assets — current	2,196	8,190

Total current assets	43,763	52,157

Property and equipment, net	4,881	4,125
Purchased technology and other intangible assets, net	7,608	22,323
Goodwill	22,205	54,943
Other assets — noncurrent	3,082	2,994

Total assets	$81,539	$136,542

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,440	$2,855
Accrued compensation and related liabilities	3,433	6,050
Deferred revenue	21,668	15,010
Income taxes payable — current	4,136	4,099
Accrued restructuring charges — current	146	658
Other liabilities — current	2,989	10,318

Total current liabilities	33,812	38,990

Accrued restructuring charges — noncurrent	85	8
Income taxes payable — noncurrent	16,348	13,629
Other liabilities — noncurrent	2,738	2,508

Total liabilities	52,983	55,135

Stockholders’ equity:
Preferred stock	—	—
Common stock	36	29
Additional paid-in capital	257,975	235,562
Accumulated deficit	(137,058)	(61,786)
Accumulated other comprehensive loss	(344)	(466)
Less: Cost of treasury stock	(92,053)	(91,932)

Total stockholders’ equity	28,556	81,407

Total liabilities and stockholders’ equity	$81,539	$136,542

See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2009	2008	2009	2008
Revenues:
License fees	$14,264	$17,249	$55,821	$64,359
Subscription fees	888	112	3,007	132
Service fees	2,080	2,641	8,869	9,211

Total revenues	17,232	20,002	67,697	73,702

Cost of revenues:
License fees	134	98	568	519
Subscription fees	294	144	1,380	164
Service fees	1,612	2,186	7,695	7,864
Amortization of purchased intangible assets	437	828	2,921	1,272
Impairment of purchased intangible assets	(49)	—	11,894	—

Total cost of revenues	2,428	3,256	24,458	9,819

Gross margin	14,804	16,746	43,239	63,883

Operating expenses:
Research and development	8,940	9,591	39,609	29,660
Sales and marketing	4,552	4,384	19,659	13,269
General and administrative	5,063	6,291	20,352	22,512
Restructuring and asset impairment	344	57	1,846	237
Impairment of goodwill	(280)	—	32,934	—

Total operating expenses	18,619	20,323	114,400	65,678

Operating loss	(3,815)	(3,577)	(71,161)	(1,795)

Interest and other income (expenses), net	(149)	1,000	(46)	1,602

Loss before income taxes	(3,964)	(2,577)	(71,207)	(193)

Income tax expense	1,063	1,993	4,065	6,030

Net loss	$(5,027)	$(4,570)	$(75,272)	$(6,223)

				.

Loss per share:
Basic and diluted	$(0.15)	$(0.16)	$(2.50)	$(0.23)

Shares used in loss per share calculation:
Basic and diluted	34,655	27,936	30,084	27,523
See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2009	2009	2008	2009	2008
Cash flows from operating activities:
Net loss	$(5,027)	$(5,754)	$(4,570)	$(75,272)	$(6,223)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation and amortization	1,078	1,014	1,305	5,127	3,224
Stock-based compensation	2,216	2,018	4,010	9,788	12,302
Loss from disposal/impairment of fixed assets	210	128	(7)	334	9
Other non cash charges	—	—	79	—	79
Impairment of purchased intangible assets	(49)	—	—	11,894	—
Impairment of goodwill	(280)	—	—	32,934	—
Change in operating assets and liabilities:
Accounts receivable	6,790	(5,851)	(1,245)	(299)	1,540
Prepaid royalties and maintenance	8	(25)	(15)	(142)	23
Other assets	(402)	(507)	327	(930)	440
Accounts payable	(713)	(2)	681	(1,437)	1,330
Accrued compensation and related liabilities	387	(1,152)	1,094	(2,655)	1,128
Deferred revenue	320	4,935	444	6,561	2,521
Income taxes	494	1,775	1,306	2,716	5,617
Accrued restructuring charges	59	(338)	(28)	(440)	(1,636)
Other accrued liabilities	(270)	95	126	(1,063)	116

Net cash provided by (used in) operating activities	4,821	(3,664)	3,507	(12,884)	20,470

Cash flows from investing activities:
Purchases of property and equipment and other intangible assets	(195)	(537)	(1,137)	(2,191)	(3,095)
Acquisition of businesses, net of cash acquired	(353)	—	(11,200)	(557)	(47,621)

Net cash used in investing activities	(548)	(537)	(12,337)	(2,748)	(50,716)

Cash flows from financing activities:
Proceeds from stock issued under direct offering	11,963	—	—	11,963	—
Proceeds from stock purchases under stock option and stock purchase plans	—	218	803	1,022	5,526
Repurchase of common stock	(18)	(12)	(254)	(117)	(254)
Principal payments under capital lease obligations	(192)	(61)	—	(253)	—

Net cash provided by (used in) financing activities	11,753	145	549	12,615	5,272

Effect of changes in exchange rates	127	346	(99)	358	(10)

Net increase (decrease) in cash and cash equivalents	16,153	(3,710)	(8,380)	(2,659)	(24,984)
Cash and cash equivalents at beginning of period	18,909	22,619	46,101	37,721	62,705

Cash and cash equivalents at end of period	$35,062	$18,909	$37,721	$35,062	$37,721

See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) AND
NET EARNINGS (LOSS) PER SHARE
(in thousands, except per share data)
(unaudited)

		Three months ended
		September 30,	June 30,	September 30,	Twelve months ended September 30,
		2009	2009	2008	2009	2008
GAAP net loss		$(5,027)	$(5,754)	$(4,570)	$(75,272)	$(6,223)

Equity-based compensation expense	(1)	2,216	2,018	4,010	9,788	12,302

Restructuring and asset impairment	(2)	344	360	57	1,846	237

Amortization of purchased intangible assets	(3)	437	431	828	2,921	1,272

Impairment of purchased intangible assets	(4)	(49)	—	—	11,894	—

Impairment of goodwill	(4)	(280)	—	—	32,934	—

Non-GAAP net income (loss)		$(2,359)	$(2,945)	$325	$(15,889)	$7,588

Non-GAAP earnings (loss) per share:
Basic		$(0.07)	$(0.10)	$0.01	$(0.53)	$0.28
Diluted		$(0.07)	$(0.10)	$0.01	$(0.53)	$0.26

Shares used in earnings (loss) per share calculation:
Basic		34,655	28,700	27,936	30,084	27,523
Diluted		34,655	28,700	29,460	30,084	29,219

These adjustments reconcile the Company’s GAAP net loss to the reported non-GAAP net income (loss). The Company believes that presentation of net earnings (loss) and net earnings (loss) per share excluding equity-based compensation, restructuring and asset impairment charges, amortization of purchased intangible assets and impairment of purchased intangible assets and goodwill provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. Equity-based compensation is excluded because management believes it is useful to investors to understand how the expenses associated with the grant of stock options are reflected in net income (loss). Restructuring and related asset impairment charges are excluded since they may not be considered directly related to our ongoing business operations. Amortization of purchased intangible assets, principally purchased technology, are excluded since it generally cannot be changed by management after an acquisition has occurred. Impairment of purchased intangible assets and goodwill are excluded since management believes that these charges are not directly related to the underlying performance of the Company’s core business operations and eliminating these will assist investors to compare current versus past operational performance. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This represents equity-based compensation expense related to the grant of stock options beginning October 1, 2005. For the three months ended September 30, 2009, equity-based compensation was $2.2 million, allocated as follows: $0.1 million to cost of revenues, $0.5 million to research and development, $0.3 million to sales and marketing and $1.3 million to general and administrative. For the three months ended June 30, 2009, equity-based compensation was $2.0 million, allocated as follows: $0.1 million to cost of revenues, $0.4 million to research and development, $0.3 million to sales and marketing and $1.2 million to general and administrative. For the three months ended September 30, 2008, equity-based compensation was $4.0 million, allocated as follows: $0.2 million to cost of goods sold, $1.1 million to research and development, $0.5 million to sales and marketing and $2.2 million to general and administrative. For the twelve months ended September 30, 2009, equity-based compensation was $9.8 million, allocated as follows: $0.5 million to cost of goods sold, $2.6 million to research and development, $1.3 million to sales and marketing and $5.4 million to general and administrative. For the twelve months ended September 30, 2008, equity-based compensation was $12.3 million, allocated as follows: $0.5 million to cost of goods sold, $3.3 million to research and development, $1.5 million to sales and marketing and $7.0 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the grant of stock options are reflected in net income (loss).

The quarter ended March 31, 2008 is the first quarter during which the Company reported equity-based compensation expense in respect of stock options granted to the Company’s four most senior executives as approved by the Company’s stockholders on January 2, 2008 (the “Performance Options”). Of the $2.2 million of equity-based compensation for the three months ended September 30, 2009, $0.7 million resulted from the grant of the Performance Options. Of the $2.0 million of equity-based compensation for the three months ended June 30, 2009, $0.9 million resulted from the grant of the Performance Options. Of the $4.0 million of equity-based compensation for the three months ended September 30, 2008, $1.9 million resulted from the grant of the Performance Options. Of the $9.8 million of equity-based compensation for the twelve months ended September 30, 2009, $4.2 million resulted from the grant of the Performance Options. Of the $12.3 million of equity-based compensation for the twelve months ended September 30, 2008, $5.8 million resulted from the grant of the Performance Options.

(2)	The Company has incurred restructuring and related asset impairment expenses, included in its GAAP presentation of operating expenses, primarily due to workforce related charges such as payments for severance and benefits, asset impairments, estimated costs of exiting and terminating facility lease commitments and other exit costs related to formal restructuring plans approved by the Board of Directors/management in June 2006, September 2006, November 2006, September 2007, February 2009, March 2009, June 2009 and July 2009. For the three months ended September 30, 2009, restructuring and related asset impairment costs totaled $0.3 million, which relates mainly to the severance, other employee related costs, asset impairments and other exit costs incurred in relation to the restructuring plans announced during the current quarter as well as certain true-up adjustments recorded in relation to the restructuring activities announced during the prior periods. As part of the current quarter restructuring activities, on July 28, 2009, management approved the closure of the Company’s facility in Shanghai, China in order to consolidate development activities in the Company’s other locations. For the three months ended June 30, 2009, restructuring and related asset impairment costs totaled $0.4 million, which related mainly to the severance, other employee related costs, asset impairments, and other exit costs incurred in relation to the restructuring plans announced during the second and third quarters of fiscal year 2009. As part of the restructuring activities announced during the three months ended June 30, 2009, the Company consolidated its development activities in India location by closing its facility in Hyderabad, India. For the three months ended September 30, 2008, costs related to exiting and terminating facilities leases totaled approximately $0.1 million due mainly to an increase in the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to projected increased operating expenses over the remaining term of the lease. For the twelve months ended September 30, 2009, restructuring costs totaled $1.8 million, out of which $1.3 million relates to the severance and other employee related cost and $0.5 million relates to facilities, lease, asset impairments, and other exit costs mainly incurred in relation to fiscal 2009 restructuring plans and certain true-up adjustments recorded in relation to the restructuring activities announced during the prior periods. For the twelve months ended September 30, 2008, restructuring costs were $0.2 million which were composed mainly of terminating facilities lease costs.

(3)	This represents amortization of purchased intangible assets, principally purchased technology, and is allocated to the cost of revenues. For the three months ended September 30, 2009, amortization charges were $0.4 million, which include $0.3 million related to the amortization of the acquired assets from the acquisitions completed in the second half of fiscal year 2008 and $0.1 million related to the amortization of certain other acquired intangible assets. For the three months ended June 30, 2009, amortization charges were $0.4 million, which include $0.3 million related to the amortization of the acquired assets from the acquisitions completed in the second half of fiscal year 2008 and $0.1 million related to the amortization of certain other acquired intangible assets. For the three months ended September 30, 2008, amortization of purchased intangible assets was $0.8 million, which represented amortization charges for the intangible assets acquired from the acquisitions completed in the second half of fiscal year 2008. For the twelve months ended September 30, 2009, amortization of purchased intangible assets was $2.5 million, which include $2.4 million in respect of the acquired assets from the acquisitions completed in the second half of fiscal year 2008 and $0.1 million related to the amortization of certain other acquired intangible assets. For the twelve months ended September 30, 2008, amortization of purchased intangible assets was $1.3 million of which $1.2 million related to the amortization of the acquired assets from the acquisitions completed in the second half of fiscal year 2008 and $0.1 million related to the amortization of certain other acquired intangible assets.

(4)	This represents impairment charges recorded in respect of goodwill and other purchased intangible assets. For the three months ended September 30, 2009, the Company recorded a true-down adjustment of $0.3 million to the previous impairment charges recorded on purchased intangible assets and goodwill in the second quarter of fiscal 2009. For the twelve months ended September 30, 2009, impairment of purchased intangible assets was $11.9 million and impairment of goodwill was $32.9 million, which represent impairments of the acquired assets from the acquisitions completed in the second half of fiscal 2008. There were no impairment charges recorded on purchased intangible assets or goodwill in the other periods presented. Impairment related charges typically occur when the financial performance of the business utilizing the affected assets falls below certain thresholds or certain assets are designated as held for sale. Accordingly, goodwill and intangible assets related impairment charges are generally unpredictable and several factors could result in further impairment of the remaining goodwill and other intangible assets in the future periods.